Exhibit 99.1

Delek Logistics Partners, LP Increases Quarterly Cash Distribution to $0.82 per Common Limited Partner Unit

BRENTWOOD, Tenn., April 26, 2019 -- Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics”) today declared its quarterly cash distribution for the first quarter 2019 of $0.82 per common limited partner unit, or $3.28 per common limited partner unit on an annualized basis. This distribution represents a 1.2 percent increase from the distribution for the fourth quarter 2018 of $0.81 per common limited partner unit ($3.24 per common limited partner unit annualized) and a 9.3 percent increase over Delek Logistics’ distribution for the first quarter 2018 of $0.75 per common limited partner unit ($3.00 per common limited partner unit annualized). The first quarter 2019 cash distribution is payable on May 14, 2019 to unitholders of record on May 7, 2019.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, is a growth-oriented master limited partnership formed by Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US, thereby subjecting us to Delek US' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the business of Delek Logistics, including margins generated by its wholesale fuel business; adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. These forward-looking statements include, but are not limited to, statements regarding Delek Logistics’ distribution including the amounts and timing thereof. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

Tax Considerations
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Delek Logistics Partners, LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Delek Logistics Partners, LP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate for individuals or corporations, as applicable. Nominees, and not Delek Logistics Partners, LP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Investor Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366

Media/Public Affairs Contact:
Michael P. Ralsky

Vice President - Government Affairs, Public Affairs & Communications
615-435-1407

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